EXHIBIT 99.1

Scientific Leaders Agree on Promise of Enochian BioSciences

Los Angeles, May 31, 2022 (NASDAQ: ENOB) - Enochian BioSciences is working to solve our greatest public health threats like HIV, cancer, and coronavirus. The company’s underlying scientific ideas are innovative with an elegant simplicity, characteristics that are often a hallmark of groundbreaking advances. The company is working to push through systems and barriers to translate these innovative ideas into potential products that could save lives.

Prominent scientific leaders agree on the promise of Enochian BioSciences’ approach and are working to carry out studies that will drive new therapies forward:

Dr. Philippe Gallay, Professor of Immunology and Microbiology, Scripps Research: “I was attracted to Enochian by some of the most innovative scientific ideas I had seen in my more than 35 years as a Researcher. I have performed independent, pivotal laboratory and animal studies on the HIV, Hepatitis B and SARS-CoV-2 pipelines of Enochian BioSciences and have seen the very promising data for myself. Indeed, I have been an author on abstracts reviewed, accepted and presented at several important scientific conferences. I am enthusiastic about further collaborations with the Company.”

Dr. Anahid Jewett, a renowned tumor immunologist and cell and gene therapy investigator at UCLA: “My laboratory has conducted key studies demonstrating that Enochian BioSciences’ approach to solid tumors, starting with pancreatic cancer, induces a remarkably strong and broad immune response that could translate into potential life-saving therapy for many people. I look forward to beginning animal studies soon and to further work with Enochian.”

Dr. Rich Whitley, Distinguished Professor of Pediatrics, Professor of Microbiology, Medicine and Neurosurgery and Loeb Eminent Scholar Chair in Pediatrics of the University of Alabama: “As the Chairperson of the Respiratory Diseases Scientific Advisory Board, I have been very impressed by the novel approach and the current data generated by independent scientific collaborators to potentially kill any variant SARS-CoV-2 and Influenza in the nose and mouth. That is important not only to potentially protect infected people from illness, but also to potentially prevent spread of the virus and even to be used as prophylaxis in households and among other close contacts. I have been very impressed by the focus and speed with which Enochian’s Management has moved. With new variants of SARS-CoV-2 circulating that could be resistant to existing vaccines and therapies, I very much look forward to continuing to advise Enochian BioSciences as the Company moves as rapidly as possible to develop potential products and advance towards human studies.”

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian BioSciences’ most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian BioSciences undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact: enob@hamiltonps.com

Source: Enochian Biosciences

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